Sovereign Resources, Inc.
333 Cedar Street, Suite 300
Abilene, TX 79601	February 21, 2002

RE: Letter of Agreement
Morris Heirs Prospect
Coleman County, Texas

Gentlemen:

This agreement will serve to set out the terms and conditions of our agreement whereby Corinthian Energy Corporation,

P. O. Box 2121, Abilene, Texas 79604, hereinafter referred to as “Corinthian” agrees to sell and Sovereign Resources, Inc.,

hereinafter referred to as “ Sovereign “ agrees to purchase a fifty three and three quarter percent (53.75%) Undivided

Working Interest in and to certain oil and gas leases owned and held by Corinthian in Coleman County, Texas, and in the test well to be drilled, said purchase of interest to be for the consideration and in accordance with the terms and provisions set out herein below:

1.	OIL, GAS & MINERAL LEASES

Corinthian Energy Corporation is the owner and holder of certain oil and gas leases comprising 790.72 acres of land, more or less, in Coleman County, Texas, said leases being more fully described in Exhibit “A” attached hereto and made a part of this agreement for all purposes. The net revenue interest (NRI) available to the 100% Working Interest (UWI) for the leases is 80.00% (NRI), working interest owners will pay their part and Corinthian’s interest will be a Twenty five percent (25%) back in after payout of all cost and expense in connection with the project.

2.	TEST WELL

On or before February 28, 2002, Corinthian will cause to be commenced actual drilling, or preparatory operations for drilling a test well, hereinafter referred to as the “test well”, at a location on the leased premises as shown on the well location plat attached hereto as Exhibit “B” and identified as the Enrich Oil Corporation No. 1 Morris Heirs, Coleman County, Texas.

Such preparatory operations shall include, but not be limited to, surveying and staking the test well drill site, securing required drilling permits, settling surface damage claims, construction of roads and location pads and pits, laying water lines, and any and all other preparations necessary for drilling the test well. The Enrich Oil Corporation No. 1 Morris Heirs test well shall be drilled under the sole supervision of Enrich to a depth of 4400’ to test the Ellenburger, or to such lesser depth at which commercial production is indicated by testing and it is determined, in the sole judgment of Enrich, that completion should be attempted.

It is agreed that Enrich shall drill, as Operator, said test well as described hereinabove, or to such other depth at which all parties hereto agree to plugging and abandonment of said test well, or to such depth at which, in the sole judgment of Enrich, casing shall be run for a completion attempt (“the casing point”), whichever event shall first occur. Drilling shall be prosecuted to the depth required with reasonable diligence and in a good and workmanlike manner in keeping with usual and prudent oil field practices for the area.

3.	PARTICIPATION

In accordance with our mutual agreement Sovereign agrees herewith to purchase an undivided fifty three and three quarter percent (53.75%) working interest in and to the leases described herein and Sovereign agrees and concurrently with execution hereof will remit to Enrich the cash sum of Thirty Two Thousand Eight Hundred Seven Dollars ($32,807.00), constituting their prorata share of lease cost, legal and curative expenses, and geological fees. Furthermore, in accordance with our agreement, Sovereign agrees to remit to Enrich, the sum of Sixty Seven Thousand Four Hundred Seventy Dollars ($67,470.00), being their prorata share of the estimated cost of drilling the test well to the depth described. The test well shall be drilled, tested, and logged with reasonable diligence and in a good and workmanlike manner to the total depth drilled, or through plugging and abandonment if dry, or to the depth at which, in the sole Judgment of Enrich, casing should be run for a completion attempt, at the sole cost risk, and expense of Enrich. All operations in connection therewith shall be under the sole supervision of Enrich in keeping with usual and prudent oil field practices.

4.	COMPLETION AND SUBSEQUENT OPERATIONS

In the event completion is attempted, Sovereign agrees to pay their prorata share of all costs attributable to completing, equipping, and operating such well(s), such operations being conducted under the terms and provisions of the A.A.P.L. Form 610, Model Form Operating Agreement 1982, containing COPAS 1984 –Onshore Joint Operations Accounting Procedure.

In the event Sovereign elects not to participate in completion of the test well hereunder, or in drilling, completing, or re-working of any subsequent well on the leases pertaining hereto, provisions of the Operating Agreement notwithstanding, Sovereign agrees herewith to relinquish to the consenting parties thereto all of their right, title and interest in and to such undeveloped leasehold acreage not included in producing well proration units located upon the particular lease, or leases, pertaining to such election.

5.	RELATIONSHIP OF PARTIES

It is understood that neither Enrich nor their assigns is or are acting as agent or partner of Sovereign and Sovereign shall not be liable for any debt, demand or claim against Enrich or their assigns, arising out of operations on lands covered by this agreement. Nothing herein, however, shall be construed as waiving any duty owed by one party to the other party under the specific terms thereof.

6.	ASSIGNMENT OF LEASES

Upon completion of a well, or wells, capable of producing oil and/or gas in commercial quantities on a lease by lease basis under the prospect acreage, Corinthian will assign to Sovereign an Undivided Fifty Three and three quarter percent (53.75%) Working Interest in each such lease.

7.	NOTIFICATION AND PAYMENT

Enrich will furnish to each party hereto, prior to commencement of actual drilling operations, copies of all forms and notices required by State or Federal agencies concerning drilling and completion of the test well hereunder, and will furnish daily notice of progress of same during such drilling and completion operations. Payment by Sovereign shall be due and payable upon execution of this agreement to Enrich Oil Corporation, One City Center, Suite 6-A, Abilene, Taylor County, Texas 79601.

8.	LIABILITY OF OPERATOR

It is understood that Enrich shall not be subject to any liability nor shall it be subject to the loss or forfeiture of any rights hereunder for failure to carry out the provisions hereof during the time and to the extent that the failure to do so shall be due to the provisions of law or to the operations or effect of laws, regulations or orders promulgated by any governmental agency having jurisdiction or due to the action, judgment or decree of any Court, or strikes, insurrections, labor troubles, breakdown or failure of plant or machinery, failure of manufacturers to deliver material or carriers to transport the same, or to any other causes, whether similar or dissimilar to those hereinabove enumerated over which we have no control and which forbid or prevent the performance of all and any part of the conditions of this agreement, and it shall not be liable for any act or for failure to act or any exercise of judgment unless it has acted fraudulently or with gross negligence.

9.	EXCLUSION

This agreement shall not be construed to constitute a partnership, mining or otherwise, and the above referred to operating agreement shall contain a clause to the effect that each party hereto elects that he, in the operations covered by said operating agreement, shall be excluded from the application of Subchapter K of Chapter I of Subtitle A of the Internal Revenue Code of 1954 as amended; and to the extent necessary or appropriate in connection with the drilling, completing, and equipping of the operations provided for in this agreement, the parties hereto do hereby so elect.

This agreement shall be binding upon the parties hereto, their successors, heirs and assigns. If the above and foregoing is in accordance with your understanding of our agreement, please so signify by executing both copies of this agreement and returning one copy to Enrich Oil Corporation, One City Center, Suite 6-A, Abilene, Taylor County, Texas 79601, within five

(5) days of the date first above written, along with an executed copy of the signature page of the Operating Agreement attached hereto.

EXHIBIT “A”

Attached and made part of that certain Letter of Agreement dated February 21, 2002

1	.	Oil, Gas and Mineral Lease dated December 10, 2001 from Charles Robert Taylor, Jr.; Sara Sue Taylor Kirtley; Mary Lou Taylor-Knox; and Joseph Evans Taylor, to Corinthian Energy Corporation, recorded in book 708, Page 259 of the Deed Records of Coleman County, Texas.